Exhibit (a)(1)(B)

Sample Announcement Email

TO:	All US Employees
FROM:	Human Resources
SUBJECT:	IMPORTANT NEWS: Launch of Option Exchange Program

IMPORTANT NEWS — PLEASE READ IMMEDIATELY. SHOULD YOU CHOOSE TO PARTICIPATE IN THIS PROGRAM, YOU MUST TAKE ACTION BY 12:00 P.M., PACIFIC TIME, ON AUGUST 23, 2016.

We are pleased to provide details of the previously announced Stock Option Exchange Program. As you may be eligible to participate, we encourage you to carefully read the “Offer to Exchange Certain Outstanding Stock Options for Replacement Options” as well as the other offering materials contained in the Schedule TO we filed with the Securities and Exchange Commission today (collectively, the “Offering Materials”), which are attached to this email and available on the option exchange program website page referred to below and located on the MoSys intranet home page at http://intranet.mosys.com/corp/stock-option-exchange-program. These materials will help you to understand the risks and benefits of this exchange program and the terms and conditions of our offer. In addition, certain capitalized terms not defined in this e-mail are defined in the Offering Materials.

STOCK OPTION EXCHANGE PROGRAM INFORMATION

Below you’ll find a basic outline of the program. To view related documents, you can visit the Option Exchange Program Website at http://intranet.mosys.com/corp/stock-option-exchange-program or request paper documents from Human Resources.  Please take the time to educate yourself about the program by reviewing the resources on the option exchange program website. You will receive a paper election form today.  If you do not receive your form, please contact Human Resources.  If you choose to participate, you can elect to do so by indicating in the affirmative on the form and returning it to Human Resources.

ELIGIBILITY

All employees who meet the following conditions are eligible to participate in the exchange: (1) hold stock options that were granted prior to July 1, 2015 to non-executive employees, and prior to July 1, 2013 to executives reporting to the CEO, (2) are employed in the United States and (3) maintain their active employee status through the grant date of the replacement awards.

EXCHANGE DETAILS

•             Exchange Ratio: Eligible Options will be exchanged for Replacement Options covering a lesser number of shares than the options tendered for exchange.

Option Holder Status	Exchange Ratio (Replacement Options-for-Eligible Options)	Example
Non-Executive Employees	1.25-for-1	800 Replacement Options issued in exchange for 1,000 Eligible Options
Executive Employees	1.75-for-1	571 Replacement Options issued in exchange for 1,000 Eligible Options

Some key features of the Replacement Options will be:

•             Type of Award:

•                  Stock options

•                  Replacement Options will be of the same type (Non-Qualified Stock Options) as the Eligible Options you exchange.

•             Vesting Period:

•                  Replacement Options will vest monthly in 36 equal monthly installments.

•             Option Term: New ten-year term commencing on the grant date of the Replacement Options.

•             Strike Price: The strike price of the Replacement Options will equal the closing price of MoSys’s common stock, as reported on The NASDAQ Stock Market, on the grant date of the Replacement Options, which we anticipate will be promptly after the end of the program.

TIMING

•             The offering period begins now and will end at 12:00 p.m., Pacific Time, on August 23, unless MoSys is required or decides to extend the offering period to a later date.

•             Employees who wish to participate in the option exchange program must elect to participate during this window by submitting a completed paper election form. We will not accept any elections after 12:00 p.m., Pacific Time, on August 23, unless MoSys is required or opts to extend the offering period to a later date.

•             Based on our expected timeline, we are planning that employees will be granted a Replacement Option in exchange for each Eligible Option tendered for exchange promptly after the end of the program.

HOW TO LEARN MORE

The election period for this program begins today. There are many things to consider when deciding whether or not to participate in this program and we encourage you to carefully read the Offering Materials before deciding to participate. Please review the documents contained on the option exchange website for more information and instructions on how to elect to participate in the program, change a prior election, or withdraw your election before the end of the election period.

MoSys makes no recommendation as to whether you should participate in the option exchange program. You must make your own decision whether to participate. We encourage you to speak with your financial, legal, and/or tax advisors as necessary, before deciding whether to participate in this program.

If you have any questions about the exchange program, please contact Human Resources.